Exhibit 99.1

NEWS RELEASE

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Subsidiary Commences Offering of Senior Notes

FAIRPORT, N.Y. (November 15, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that PAETEC Escrow Corporation, a wholly-owned subsidiary of PAETEC Holding Corp. (“PAETEC”), plans to offer $420 million aggregate principal amount of senior notes due 2018 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. Upon satisfaction of certain conditions, including the concurrent closing of PAETEC’s previously announced acquisition of Cavalier Telephone Corporation (“Cavalier”), the offering proceeds will be released to PAETEC and PAETEC will assume the obligations of PAETEC Escrow Corporation under the Notes.

The net proceeds from the offering will be used, together with cash on hand of PAETEC and Cavalier, to pay the merger consideration and other costs and expenses related to PAETEC’s acquisition of Cavalier, including repayment of substantially all outstanding Cavalier indebtedness.

The offering is expected to be priced during the week of November 15, 2010, subject to market conditions.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.